Exhibit 99(a)
NEWS

For:		From:

Ladish Co., Inc.		Libby Communications
5481 South Packard Avenue		1414 East Harbour Towne Circle
Cudahy, WI 53110		Muskegon, MI 49441
Contact:	Wayne E. Larsen	Contact:	William J. Libby
	414-747-2935		231-755-4111
	414-747-2602 Fax		231-755-4144 Fax
Release date: 16 April 2010
Ladish Reports Net Sales of $98.9 Million for 1st Quarter 2010
Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2010 first quarter sales of $98.9 million in comparison to $105.7 million of sales in the first quarter of 2009. The Company reported net income of $5.3 million, resulting in diluted earnings per share of $0.34 for the first quarter of 2010, versus a net income of $1.2 million, or $0.08 per share, in the same period of 2009.
Ladish will host a conference call on Monday, April 19, 2010 at 9:00 a.m. EDT to discuss the first quarter performance for 2010. To access the conference call, dial (866) 551-3680 and enter the PIN Code 4533670# when prompted.

	For the Three Months
	Ended March 31
(Dollars in thousands, except per share data)	2010	2009
Net sales	$98,948	$105,739
Cost of goods sold	85,285	98,415

Gross profit	13,663	7,324
SG&A expense	4,200	4,042

Operating income	9,463	3,282
Interest expense	(1,475)	(845)
Other, net	250	(434)

Pretax income	8,238	2,003
Income tax provision	2,886	803
Noncontrolling interest in subsidiary earnings	4	—

Net income	$5,348	$1,200

Basic earnings per share	$0.34	$0.08
Basic weighted average shares outstanding	15,858,560	15,901,216
Diluted earnings per share	$0.34	$0.08
Diluted weighted average shares outstanding	15,859,650	15,901,247
more

NEWS

	March 31	December 31
(Dollars in thousands)	2010	2009
Cash and cash equivalents	$26,508	$19,917
Accounts receivable, net	73,214	59,382
Inventory	86,669	92,697
Net PP&E	196,558	198,436
Other	95,509	99,082

Total assets	$478,458	$469,514

Accounts payable	$26,916	$23,613
Accrued liabilities	18,982	16,758
Senior notes	90,000	90,000
Pensions	80,672	79,343
Postretirement benefits	33,523	33,679
Equity	228,365	226,121

Total liabilities & equity	$478,458	$469,514

“Ladish’s improved earnings in the first quarter of 2010 are the result of our continued cost savings coupled with some modest aerospace and industrial sales improvements,” said Gary J. Vroman, Ladish President and CEO. “Despite a 6% reduction in revenues versus the first quarter of 2009, earnings were up more than four times last year’s levels. Favorable mix, improved productivity, lower utility costs, and a recovering by-product market all contributed toward a strong quarter. Employees throughout the family of Ladish businesses continued to hold down inventories and control costs during a period of increasing demand. And we maintained our focus on working capital, generating $11.7 million in cash from operations in the first three months of 2010.”
“As we plan for the rest of 2010, we remain guardedly optimistic,” observed Vroman. “We began the year convinced the recovery will take time to fully develop and we have not varied from that opinion. Although our aerospace and industrial markets have shown signs of strengthening, the jet engine market, our largest, has stabilized, but is not yet growing. We continue to expect a stronger rebound will come later in the year. Our backlog remains strong at $503 million and order activity is beginning to improve.”
Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.
This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.
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